Exhibit 99.1

FOR IMMEDIATE RELEASE
CONTACT:	Michael Shea, CFO	Lauren Felice
	David Reingold, Senior Vice President, Marketing, IR	RF Binder Partners
	Computer Horizons Corp.	(212) 994-7541
	(973) 299-4000	lauren.felice@rfbinder.com
mshea@computerhorizons.com
dreingol@computerhorizons.com

COMPUTER HORIZONS REPORTS FOURTH QUARTER AND YEAR-END 2004
RESULTS

Realignment Initiatives, Including Goodwill Impairment Charge, Completed; Growth and
Profitability Expected For 2005; Top Line Growth Trend Continues

Mountain Lakes, NJ, February 17, 2005 - Computer Horizons Corp. (Nasdaq: CHRZ), a strategic solutions and professional services company, today announced its financial results for the fourth quarter and year ended December 31, 2004.

Executive Summary

William J. Murphy, president and chief executive officer of Computer Horizons, commented, “Revenues for the fourth quarter 2004 were in line with previously issued Company guidance.  Operating performance, excluding special charges, for the fourth quarter was outside previously issued company guidance by an additional $0.01 loss.  During the quarter, we experienced top line growth of 10 percent over the fourth quarter of 2003, continuing the revenue growth trend started in the second quarter of 2004.  Excluding special charges/credits, adjusted EBITDA remained positive for the year at $1.6 million, an improvement over last year.  In addition, for the full year 2004 we improved gross margins by 1.8 percent to 31.2 percent and cut our operating losses by approximately one-half.  Although we have not yet achieved our bottom-line objectives, we anticipate continued improvement towards our goal of returning CHC to its tradition of growth and profitability in 2005, and anticipate that our Chimes subsidiary will be a strong contributor.”

Realignment Initiatives and Goodwill Impairment

The Company reported that it completed its previously announced realignment initiatives during the fourth quarter, and as such, recognized a $2.9 million charge.  The Company’s business model has been realigned, effective January 1, 2005, around its three distinct segments of customers: Federal Government, Commercial and Vendor Management Services (Chimes), and

will report accordingly to conform to the new presentation of CHC business segments for the first quarter of 2005.   The Company has entered 2005 with a $5 million reduction in its annual costs, which will be predominantly reflected in CHC’s Commercial Business division and is designed to deliver improved operational performance.

In addition, as required by FAS 142, the Company reassessed the carrying value of goodwill associated with its Solutions Group as of December 31, 2004.  Based on an evaluation prepared by an independent appraisal firm, the Company determined that goodwill was impaired and recorded a non-cash charge of $20.3 million, related to the write-off of the Commercial Solutions goodwill.  The remaining goodwill of $27.6 million, as of December 31, 2004, is associated with CHC’s Federal Government practice and is not impaired.

Financial Highlights

CHC recorded consolidated revenues for the fourth quarter of 2004 of $67.6 million, a 10 percent increase over the fourth quarter of 2003 and a 3 percent decline on a sequential basis, due to seasonality in the fourth quarter.  The Company reported a net loss of approximately $24.3 million, or $(0.78) per share, for the fourth quarter of 2004, compared with a net loss of $2.2 million, or $(0.07) per share in the comparable period of 2003.  The net loss for the fourth quarter 2004 includes amortization of intangibles and special charges which approximate:

•                  $20.3 million (net of tax), or $(0.65) per share related to goodwill impairment;

•                  $1.8 million (net of tax), or ($0.06) per share, pertaining to restructuring and severance costs;

•                  $583,000 (net of tax), or $(0.02) per share, related to a write-off of assets;

•                  $378,000 (net of tax), or $(0.01) per share, pertaining to professional fees for the restatement of financials associated with a previously announced accounting error; and

•                  $310,000 (net of tax), or $(0.01) per share, related to the amortization of intangibles.

The net loss for the fourth quarter of 2003 includes special charges of $2.0 million (net of tax), or $(0.07) per share, relating to restructuring, special charges consisting of costs associated with the unilateral proposal and activities of Aquent LLC and amortization expense.

For the full year 2004, CHC recorded consolidated revenues of $262.5 million, a 7 percent increase from the prior year.  The Company reported a net loss of $25.2 million or $(0.82) per share for the full year of 2004, compared with a net loss of $17.2 million, or $(0.56) per share, in the comparable period of 2003. The net loss for the full year 2004 includes amortization of intangibles and charges/credits which approximate:

•                  $20.3 million (net of tax), or $(0.65) per share charge related to goodwill impairment;

•                  $1.8 million (net of tax), or ($0.06) per share, pertaining to restructuring and severance costs;

•                  $583,000 (net of tax), or $(0.02) per share, related to a write-off of assets;

•                  $378,000 (net of tax), or $(0.01) per share, pertaining to professional fees for the restatement of financials associated with a previously announced accounting error;

•                  $1.1 million (net of tax), or $(0.03) per share, related to the amortization of intangibles, and

•                  $603,000 (net of tax) credit or $0.02 per share, related to an insurance refund.

The full year 2003 net loss includes special charges totalling $13.4 million (net of tax), or $(0.44) per share, relating to severance charges, the write-off of a terminated project, costs associated with the unilateral proposal and activities of Aquent LLC, restructuring costs at CHC’s Canadian facilities, a loss on sale of assets and amortization of intangibles.

Commenting on CHC’s financial position and performance, Michael J. Shea, chief financial officer of Computer Horizons, said, “Completing the year with adjusted EBITDA of $1.6 million (See Adjusted EBITDA Reconciliation table) was a significant achievement for us, demonstrating an improvement over 2003.

“Our balance sheet remains strong, with approximately $34 million in cash at December 31, 2004, no debt and a very strong working capital ratio of 3.5 to 1. Additionally, the Company further reduced DSOs by 2 days, down to 68 days, from the prior year period.”

Commenting on operations, Murphy added, “For the fourth quarter, a seasonally softer quarter, we experienced a 2 percent year-over-year decline in revenues in our Solutions business.  The year-over-year decrease is a combination of increased revenue in our Federal Government practice of 30 percent offset by decreases in our Commercial Solutions business of 18 percent, resulting in the 2 percent decrease.

“We continue to believe our Montreal nearshore outsourcing capability is a key differentiator from others in the market and has stirred significant interest for new projects from existing and potential clients on the Commercial side.    At the same time, we anticipate growth to continue, overall, in the Federal IT market.

“Chimes turned in a solid performance for the full year 2004 with 15 percent revenue growth.  This growth was due largely to headcount expansions at existing customers.  We enter 2005 with four new customers.  All of these new customer implementations have been completed and will begin generating revenue in the first quarter of 2005.  We believe we are poised to accelerate top-line growth while at the same time investing prudently to expand the footprint of Chimes.  The pipeline for Chimes remains strong, and we believe there continues to be strong interest in adoption of Vendor Management Services (VMS) by large companies.

“We anticipate 2005 will be a key year for Chimes.  As we have achieved critical mass, we believe the Chimes model will demonstrate its value and will be a major contributor to CHC’s overall bottom line.

Summary

“For the full year, 2004 was an improvement in many ways over 2003, but was not without its challenges.  We achieved revenue growth, improved gross margins, were adjusted EBITDA positive and cut our operating losses in half, excluding special charges and credits.  We have worked diligently to reduce expenses wherever possible.  However, we have to point out that the external cost this year of Sarbanes-Oxley compliance has been singularly significant, adding approximately $0.03 per share to our operational expenses.  This is a challenge for almost all public companies,” concluded Murphy.

Looking Forward

Based on current business conditions, CHC expects its revenue in the first quarter of 2005 to be in the range of $68.0 million to $70.0 million, with operating results, excluding amortization of intangibles, expected in the range of breakeven to $0.02 earnings per share.

The Company re-confirmed its expectations for growth and profitability for the full year 2005.  CHC expects revenues for the full year 2005 to be in the range of $280 to $290 million, with operating results, excluding amortization of intangibles, expected in the range of $0.10 to $0.14 per share.

Reconciliation of Segments Income/ (Loss) Before

Income Tax Benefit to Consolidated Income/(Loss) Before Income Tax Benefit

(in Thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003

Total Segment Loss Before Income Tax Benefit:	$(1,928)	$(305)	$(3,220)	$(5,558)
Adjustments:
Restructuring charges	(2,859)	(293)	(2,859)	(3,278)
Goodwill impairment	(20,306)	—	(20,306)	—
Write-off of assets	(910)	—	(910)	—
Loss on sale of assets	—	(151)	—	(424)
Loss on investments	—	(432)	—	(432)
Interest income, net	29	142	234	478
Write-off of terminated project, included in S,G, & A	—	—	—	(3,064)
Special (charges)/credits	—	(1,335)	939	(10,113)
Amortization of intangibles	(483)	(558)	(1,695)	(1,084)
Total Adjustments:	(24,529)	(2,627)	(24,597)	(17,917)
Consolidated Loss Before Income Tax Benefit	$(26,457)	$(2,932)	$(27,817)	$(23,475)

OPERATIONAL REVIEW BY BUSINESS SEGMENT

Condensed financial information is presented below for each of the Company’s business segments.  Total income/(loss) before income taxes excludes interest income/expense, amortization, loss on sale of assets and special charges/credits. [See Reconciliation of Segments Income/ (Loss) Before Income Taxes to Consolidated Income/ (Loss) Before Income Taxes.]

(in Thousands)

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	December 31, 2004	December 31, 2003	December 31, 2004	December 31, 2003

Revenues:
IT Services	$35,536	$29,332	$131,204	$133,070
Solutions Group	26,290	26,814	108,231	92,122
Chimes	5,808	5,519	23,092	20,018
Total Revenues	67,634	61,665	262,527	245,210

Gross Profit:
IT Services	6,310	5,977	24,613	26,740
Solutions Group	8,492	8,637	35,612	26,646
Chimes	5,419	5,190	21,696	18,626
Total Gross Profit	20,221	19,804	81,921	72,012
%	29.9%	32.1%	31.2%	29.4%

Operating Income:
IT Services	927	1,903	5,631	8,053
Solutions Group	1,683	2,733	9,187	9,258
Chimes	203	200	1,420	(2,177)
Total Operating Income/ (Loss):	2,813	4,836	16,238	15,134
%	4.2%	7.8%	6.2%	6.2%

Corporate Allocation:
IT Services	3,009	2,860	11,915	12,108
Solutions Group	1,240	1,743	5,438	6,743
Chimes	492	538	2,105	1,841
Total Corporate Allocation	4,741	5,141	19,458	20,692
%	7.0%	8.3%	7.4%	8.4%

Total Income/ (loss) before Income Taxes/ (benefit):
IT Services	(2,082)	(957)	(6,284)	(4,055)
Solutions Group	443	990	3,749	2,515
Chimes	(289)	(338)	(685)	(4,018)
Total Income/ (loss) before Income Taxes/ (benefit)	$(1,928)	$(305)	$(3,220)	$(5,558)
%	(2.9)%	(0.5)%	(1.2)%	(2.3)%

Solutions Group Highlights

•                  Revenues for the fourth quarter were $26.3 million, a 2 percent decrease from the fourth quarter of 2003 and an 11 percent decrease from the third quarter of 2004.  The sequential revenue decrease is primarily attributable to seasonality, particularly in the Federal Government marketplace, as well as several commercial projects coming to a close.

•                  Total billable headcount at the end of the fourth quarter was approximately 1,000.

•                  Revenues from our Federal Government practice accounted for approximately 44 percent of Solutions Group business in the fourth quarter.

•                  While annual profit increased from the Federal sector, this contribution was offset by losses in the Commercial sector.

•                  Funded backlog for RGII is $20 million and contracted (unfunded) backlog approximates $112 million.

•                  CHC won engagements with several new customers during the fourth quarter, predominantly driven by interest in its flexible delivery model and nearshore outsourcing capability.

Chimes, Inc. Highlights

•                  Chimes reported $5.8 million in revenue for the fourth quarter of 2004, a 5 percent increase over the comparable period in 2003, and a 3 percent decline from the third quarter 2004.  The sequential revenue decrease is predominantly attributable to seasonality.

•                  The momentum at Chimes continues to build, with several of its largest existing customers renewing their contracts, as well as expanding relationships at several other existing customers.

•                  For the full year, Chimes dramatically reduced its pre-tax loss, from $4.0 million in 2003 to approximately $700,000 in 2004.

IT Services Highlights

•                  Revenues for the fourth quarter increased 21 percent over the comparable period in 2003 and 5 percent sequentially from $33.8 million to $35.5 million.

•                  Customer requirements continued strong during the fourth quarter. CHC’s IT Services business did not experience the seasonal downturn it has historically experienced during the fourth quarter.

•                  CHC was added to three new preferred vendor lists during the quarter.

•                  Total billable headcount at the end of the fourth quarter was approximately 1,600 – an increase of 4 percent over the third quarter of 2004.

•                  For the full year, the increased pre-tax loss in the IT Services business is attributable to lower gross profit dollars, resulting from a greater volume of lower-margin business.

Computer Horizons Corp. will conduct a conference call webcast at 10:00 AM (ET) today to discuss fourth quarter results.  The call will be broadcast live via the Internet and can be accessed at http://www.computerhorizons.com (click on investor section).  A replay of the call will be available beginning at approximately 1:00 PM (ET) today, through 12:00 AM (ET) on February 28, 2004.  The replay may also be accessed via the Internet at www.computerhorizons.com (click on investor section), or by calling 877-519-4471 (973-341-3080 from outside the United States).  The confirmation code is 5696690.

About Computer Horizons Corp.

Computer Horizons Corp. (‘CHC’) (NASDAQ: CHRZ) provides professional information technology (IT) services to a broad array of vertical markets, such as financial services, healthcare, pharmaceutical, telecom, consumer packaged goods, as well as the federal government, through its wholly-owned subsidiary, RGII Technologies, Inc.

CHC’s wholly-owned subsidiary, Chimes, uses its proprietary technology to enable its Global 2000 customer base to align and integrate business planning with human resource management across an enterprise’s business functions.  For more information on Computer Horizons, visit www.computerhorizons.com.

Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) that involve a number of risks and uncertainties.  It is possible that the assumptions made by management—including, but not limited to, those relating to contract awards, service offerings, market opportunities, results, performance expectations, expectations of cost savings, or proceeds from sale of certain operations—may not materialize.

Actual results may differ materially from those projected or implied in any forward-looking statements.  In addition to the above factors, other important factors include the risks associated with unforeseen technical difficulties, the ability to meet customer requirements, market acceptance of service offerings, changes in technology and standards, the ability to complete cost-reduction initiatives, the ability to execute the sale of certain operations or other initiatives, dependencies on key employees, customer satisfaction, availability of technical talent, dependencies on certain technologies, delays, market acceptance and competition, as well as other risks described from time to time in the Company’s filings with the Securities and Exchange Commission, press releases, and other communications.

Financial Tables Follow

Adjusted EBITDA Reconciliation:

A reconciliation of net income/ (loss) as reported to adjusted EBITDA is as follows: (in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
Net Loss as reported	$(24,270)	$(2,181)	$(25,172)	$(17,155)
Income tax benefit	(2,210)	(824)	(2,690)	(6,409)
Restructuring charges	2,859	293	2,859	3,278
Goodwill impairment	20,306	—	20,306	—
Write-off of assets	910	—	910	—
(Gain)/Loss on sale of assets	—	151	—	424
Net (gain)/loss on investments	—	432	—	432
Write-off of terminated project, included in SG&A	—	—	—	3,064
Special charges/(credits)	—	1,335	(939)	10,113
Minority interest	23	73	45	89
Depreciation	1,112	1,500	4,821	5,336
Amortization of Intangibles	483	558	1,695	1,084
Interest income	(29)	(142)	(234)	(478)
Adjusted EBITDA*	$(816)	$1,195	$1,601	$(222)

* To supplement our consolidated financial statements presented in accordance with GAAP, we use the non-GAAP financial measure of Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization), which is adjusted from results based on GAAP to exclude certain items.  This non-GAAP financial measure is provided to enhance the user’s overall understanding of our current financial performance and our prospects for the future.  Specifically, we believe the non-GAAP financial measure provided is useful information to both management and investors by excluding certain items that may not be indicative of our core operating results.  In addition, because we have historically reported certain non-GAAP financial measures to investors, we believe the inclusion of non-GAAP financial measures provides consistency in our financial reporting.  These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results.  The non-GAAP financial measure included in this press release has been reconciled to the nearest GAAP measure.

Computer Horizons Corp. and Subsidiaries

Consolidated Condensed Statements of Operations

(Unaudited – In thousands, except per share data)

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	December 31, 2004	December 31, 2003	December 31, 2004	December 31, 2003
Revenues:
IT Services	$35,536	$29,332	$131,204	$133,070
Solutions Group	26,290	26,814	108,231	92,122
Chimes	5,808	5,519	23,092	20,018
Total	67,634	61,665	262,527	245,210
Direct Costs	47,413	41,861	180,606	173,198
Gross Profit	20,221	19,804	81,921	72,012
Selling, General & Admin.	22,149	20,109	85,141	80,634
Restructuring Charges	2,859	293	2,859	3,278
Goodwill impairment	20,306	—	20,306	—
Write-off of assets	910	—	910	—
Special Charges/(Credits)	—	1,335	(939)	10,113
Amortization of Intangibles	483	558	1,695	1,084
Loss from Operations	(26,486)	(2,491)	(28,051)	(23,097)
Gain/(Loss) on Sale of Assets	—	(151)	—	(424)
Loss on Investments	—	(432)	—	(432)
Net Interest Income	29	142	234	478
Loss Before Income Tax	(26,457)	(2,932)	(27,817)	(23,475)
Income Tax Benefit	2,210	824	2,690	6,409
Minority Interest	(23)	(73)	(45)	(89)
Net Loss	$(24,270)	$(2,181)	$(25,172)	$(17,155)
Loss per share – (Basic and Diluted):
Net Loss Per Share	$(0.78)	$(0.07)	$(0.82)	$(0.56)
Weighted Average Number of Shares Outstanding – Basic and Diluted	31,061,000	30,609,000	30,870,000	30,455,000

COMPUTER HORIZONS CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(Unaudited – In Thousands)

	December 31, 2004	December 31, 2003
ASSETS
Current Assets:
Cash and cash equivalents	$33,649	$52,610
Accounts receivable, less allowance for doubtful accounts	51,322	48,295
Deferred income taxes	1,868	4,514
Refundable income taxes	4,088	—
Other current assets	5,550	4,759
Total current assets	96,477	110,178
Property and equipment, net	5,995	9,323
Other assets – net:
Goodwill	27,625	34,218
Intangibles	3,253	2,408
Deferred income taxes	17,698	14,813
Other assets	8,036	9,386
Total Assets	$159,084	$180,326
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$7,615	$8,287
Accrued payroll	8,489	7,791
Income taxes payable	1,377	1,243
Tax benefit reserve	—	19,600
Restructuring reserve	3,351	2,620
Other accrued expenses	6,763	5,813
Total Current Liabilities	27,595	45,354
Other long-term liabilities	5,708	4,635
Shareholders’ Equity:
Common stock	3,315	3,315
Additional paid in capital	151,281	133,046
Accumulated comprehensive loss	(2,200)	(2,789)
Retained earnings/ (deficit)	(14,072)	11,100
	138,324	144,672

Less treasury shares	(12,543)	(14,335)
Total shareholders’ equity	125,781	130,337
Total Liabilities and Shareholders’ Equity	$159,084	$180,326

COMPUTER HORIZONS CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited – In Thousands)

	December 31, 2004	December 31, 2003
Cash flows from operating activities
Net loss	$(25,172)	$(17,155)
Adjustments to reconcile net loss to net cash provided by operating activities:
Deferred taxes	(1,254)	(6,750)
Depreciation	4,821	5,336
Amortization of Intangibles	1,695	1,084
Provision for bad debts	969	4,644
Loss/(Gain) on sale of assets	—	424
Loss on investments	—	432
Goodwill impairment charge	20,306	—
Write-off of assets	910	—
Change in assets and liabilities, net of acquisitions:
Accounts receivable	(696)	14,635
Other current assets	(786)	2,388
Other assets	(245)	(3,612)
Refundable income taxes	(4,088)	19,051
Accrued payroll, payroll taxes and benefits	(49)	3,262
Accounts payable	(1,072)	(4,026)
Income taxes payable	134	1,033
Other accrued expenses	1,803	(1,673)
Other liabilities	1,327	(2,200)
Net cash provided by/(used in) operating activities	(1,397)	16,873
Cash flows from investing activities
Purchases of furniture and equipment	(2,050)	(2,387)
Proceeds from sale of investments	—	2,517
Acquisitions, net of cash	(14,714)	(22,178)
Proceeds received from the sale of assets	—	149
Acquisition of intangibles	—	(566)
Acquisition of goodwill	(2,461)	(1,057)
Net cash provided by/(used in) investing activities	(19,225)	(23,522)
Cash flows from financing activities
Payment of notes payable	—	(2,636)
Stock options exercised	774	959
Purchase of treasury shares	—	(1,230)
Stock issued on employee stock purchase plan	623	391
Net cash provided by/(used in) financing activities	1,397	(2,516)
Foreign currency losses	264	2,006
Net increase/(decrease) in cash and cash equivalents	(18,961)	(7,159)
Cash and cash equivalents at beginning of year	52,610	59,769
Cash and cash equivalents at end of period	$33,649	$52,610
Supplemental disclosure of cash flow information:
Details of acquisition:
Tangible assets acquired (including cash of $1,168)	$4,613	$13,083
Liabilities assumed	(2,523)	(7,442)
Goodwill	11,252	13,958
Intangibles	2,540	2,926
Cash paid	15,882	22,525
Less: Cash received in acquisition	(1,168)	(347)
Net cash paid	$14,714	$22,178

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